Exhibit 99.1

NewLake Capital Partners, Inc. Closes Initial Public Offering

NEW CANAAN, Conn., August 16, 2021 (GLOBE NEWSWIRE) – NewLake Capital Partners, Inc. (the “Company”), a leading provider of real estate capital to state-licensed cannabis operators through sale-leaseback transactions, third party purchases and funding for build-to-suit projects, today announced that it has closed its initial public offering of 3,905,950 shares of common stock at an initial public offering price of $26.00 per share. Settlement of the offering occurred on August 13, 2021. The Company expects its shares to become quoted on the OTCQX® Best Market operated by OTC Markets Group, Inc. shortly following the closing of the offering.

The Company contributed the net proceeds from this offering to its operating partnership. The operating partnership intends to use the net proceeds to acquire the Company’s target assets in a manner consistent with the Company’s investment strategy.

Ladenburg Thalmann & Co. Inc., Compass Point Research & Trading, LLC and Loop Capital Markets LLC served as placement agents for the offering.

A registration statement on Form S-11, including a prospectus, has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from Ladenburg Thalmann & Co. Inc. at prospectus@ladenburg.com or (212) 409-2000.

About NewLake Capital Partners, Inc.

NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions, third-party purchases and funding for build-to-suit projects. As of June 30, 2021, NewLake owned a portfolio of 27 cultivation facilities and dispensaries utilized in the cannabis industry that were leased to single tenants on a long-term triple-net basis.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements, including statements regarding the use of proceeds of the initial public offering, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, changes in the condition of the U.S. economy and, in particular, the U.S. real estate market.

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

Valter@KCSA.com

PH: (212) 896-1254